EX-35.7
(logo) Deutsche Bank


1761 East St. Andrew Place
Santa Ana, CA 92705-4934

Tel 714 247 6000
Fax 714 247 6009


Deutsche Bank Trust Company Americas
Statement of Compliance


The undersigned, a duly authorized officer of Deutsche Bank Trust Company Americas ("DBTCA"), hereby certifies as follows for the calendar year 2008 (the "Reporting Period"):

(a) A review of DBTCA's activities as Certificate Administrator and Paying Agent under the servicing agreement(s) listed on Schedule A hereto (the "Servicing Agreement(s)") has been made under my supervision; and

(b) to the best of my knowledge, based on such review, DBTCA has fulfilled all of its obligations under the Servicing Agreement(s) in all material respects throughout the Reporting Period.


Dated: March 13, 2009

/s/ Katherine M. Wannenmacher
Name: Katherine M. Wannenmacher
Title: Vice President
Deutsche Bank Trust Company Americas


(page)


Schedule A

CD 2007-CD5 MORTGAGE TRUST

Pooling and Servicing Agreement, Dated as of November 1, 2007, by and among Deutsche Mortgage & Asset Receiving Corporation, as depositor, Capmark Finance Inc., as a master servicer, Wachovia Bank, National Association, as a master servicer, LNR Partners, Inc., as special servicer, Wells Fargo Bank, N.A., as trustee and custodian, and DBTCA, as certificate administrator and paying agent.